Exhibit 10.6.5

MICROFINANCIAL INCORPORATED

2008 EQUITY INCENTIVE PLAN

Performance-Based Restricted Stock Unit Award Agreement

THIS PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”), dated as of [                    ] is made by and between MicroFinancial Incorporated, a Massachusetts corporation (the “Company”) and                      (the “Participant”).

1. Grant of Performance-Based Restricted Stock Units. Pursuant to the terms of the MicroFinancial Incorporated 2008 Equity Incentive Plan (the “Plan”), effective as of [                ] (the “Grant Date”), the Company hereby grants to the Participant a target award (the “Award”) of [                ] Restricted Stock Units (the “Performance Units”). Each Performance Unit represents the right to receive, if earned based on the achievement of the goals and objectives during the Performance Period as set forth on the attached Appendix, one share of Common Stock, $0.01 par value, of the Company, in accordance with and subject to the terms of the Plan and this Agreement.

2. Plan Incorporated by Reference. The provisions of the MicroFinancial Incorporated 2008 Equity Incentive Plan (the “Plan”) are incorporated into and made a part of this Agreement by this reference. Capitalized terms used and not otherwise defined in this Agreement have the meanings given to them in the Plan. To the extent there is any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan shall control. The Committee administers the Plan, and its determinations regarding the interpretation and operation of the Plan and this Agreement are final and binding. The Board may in its sole discretion at any time terminate or from time to time modify and amend the Plan as provided therein. The Participant may obtain a copy of the Plan without charge upon request to the Company’s Human Resources Department.

3. Award and Performance Units Not Transferable.

(a) Non-Transferable. During the Performance Period and except as otherwise provided in the Plan, if applicable, this Award and the Performance Units may not be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, by the Participant, either voluntarily or involuntarily.

(b) Performance Period. The Performance Period shall commence on [                ] (“Commencement Date”) and will end on [                ], except as otherwise provided herein.

4. Vesting; Forfeiture of Performance Units.

(a) Vesting. Subject to the special vesting and forfeiture rules set forth below, the Performance Units shall become vested upon the certification of the Compensation Committee of the Board of Directors of the achievement of the requirements/targets set forth on the Appendix attached to this Agreement as of the end of the Performance Period (the “Vesting Date”), which Appendix is by this reference made part hereof.

(b) Termination of Employment. Notwithstanding the above provisions, and except as the Board may determine on a case-by-case basis or as provided below, all unvested Performance Units shall be forfeited if the Participant ceases to be continuously employed by the Company for any reason at any time prior to the end of the Performance Period. For purposes of this Agreement, an authorized leave of absence or absence on military or government service shall not constitute termination of employment for this purpose so long as either (i) such absence is for a period of no more than 90 calendar days or (ii) the Participant’s right to re-employment after such absence is guaranteed either by statute or by contract.

(c) Death or disability. Notwithstanding the above provisions, and except as the Board may determine on a case-by-case basis or as provided below, in the event the Participant dies or becomes disabled during the Performance Period, the Participant (or his or her estate, as appropriate) will receive at the end of the Performance Period the percentage of Performance Units evidenced by the target level being achieved, prorated from the Commencement Date through the date of such death or disability based on the number of completed months of service during the Performance Period divided by thirty six.

(d) Change in Control. In the event of a Change in Control prior to the end of the Performance Period, the level of performance of the performance goals shall be assumed to have been met at the target level as of the date of the Change in Control and the Participant shall be vested in the Performance Units on such date equal to the target level Performance Units.

5. No Right to Shares or as a Stockholder. The Participant shall not have any right in, to or with respect to any of the shares of Common Stock issuable under the Award until the Award is settled by issuance of such shares of Common Stock to the Participant. Notwithstanding the foregoing, if the Company declares and pays dividends on the Common Stock during the Vesting Period, the Participant will be credited with additional amounts for each Restricted Stock Unit equal to the dividend that would have been paid with respect to such Restricted Stock Unit if it had been an actual share of Common Stock, which amount shall remain subject to restrictions, shall vest concurrently with the vesting of the Restricted Stock Units upon which such dividend equivalent amounts were paid, and shall be paid in cash, without interest, in accordance with Section 6 below.

6. Timing and Manner of Payment of Performance Units. On or as soon as administratively practicable following the Vesting Date but in no event later than March 15 of the calendar year following the calendar year in which the Vesting Date occurs, the Company shall issue to the Participant the number of shares of Common Stock (either by delivering one or more certificates for such shares of Common Stock or by entering such shares of Common Stock in book entry form, as determined by the Company in its discretion) equal to the number of Performance Units that vest on such Vesting Date, less any tax withholdings (as set forth in Section 7 below) unless such Performance Units are forfeited prior to such Vesting Date pursuant to Section 4 above.

7. Payment of Taxes. The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld with respect to the shares of Common Stock no later than the date of the event creating the tax liability and in any event before any shares of Common Stock are delivered to the Participant. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Participant. The Company may, in its discretion, withhold from the shares of Common Stock delivered to the Participant such number of shares of Common Stock as the Company determines is necessary to satisfy the minimum tax obligations required by law to be withheld or paid in connection with the issuance of such shares of Common Stock, valued at their Fair Market Value on the date of issuance.

8. Securities and Other Laws. It shall be a condition to the Participant’s right to receive the shares of Common Stock hereunder that the Company may, in its discretion, require (a) that the shares of Common Stock shall have been duly listed, upon official notice of issuance, upon any national securities exchange or automated quotation system on which the Company’s Common Stock may then be listed or quoted, (b) that either (i) a registration statement under the Securities Act of 1933 with respect to the shares of Common Stock shall be in effect, or (ii) in the opinion of counsel for the Company, the proposed issuance and delivery of the shares of Common Stock to the Participant shall be exempt from registration under that Act and the Participant shall have made such undertakings and agreements with the Company as the Company may reasonably require, and (c) that such other steps, if any, as counsel for the Company shall consider necessary to comply with any law applicable to the issuance of such shares of Common Stock by the Company shall have been taken by the Company or the Participant, or both.

9. Limitation on Participant’s Rights. No person shall have any claim or right to be granted an Award. Each employee of the Company or any of its Affiliates is an employee-at-will unless, and only to the extent, provided in a written employment agreement for a specified term executed by the Company. Neither the adoption, maintenance, nor operation of the Plan nor any Award thereunder shall confer upon any employee of the Company or of any Affiliate any right with respect to the continuance of his or her employment by the Company or any such Affiliate nor shall they interfere with the right of the Company or Affiliate to terminate any employee at any time or otherwise change the terms of employment, including, without limitation, the right to promote, demote or otherwise re-assign any employee from one position to another within the Company or any Affiliate. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. The Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Performance Units, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to Performance Units, as and when payable hereunder.

10. Data Privacy. The Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 10. The Company hold certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all options or any other entitlement to the Common Stock awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and its related entities may transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and its related entities may each further transfer Data to any third parties assisting the Company or any such related entity in the implementation, administration and management of the Plan. The Participant acknowledges that the transferors and transferees of such Data may be located anywhere in the world and hereby authorizes each of them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on the Participant’s behalf to a broker or to other third party with whom the Participant may elect to deposit any shares of Common Stock acquired under the Plan (whether pursuant to the Award or otherwise).

11. Electronic Delivery and Acceptance. The Company may, in its sole discretion, deliver any documents related to the Award by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive all applicable documentation by electronic delivery and agrees to participate in the Plan through an on-line (and/or voice activated) system to the extent such a system is established and maintained by the Company or a third party vendor designated by the Company.

12. Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at its principal office to the attention of the Secretary, and to the Participant at the Participant’s last address reflected on the Company’s records, or at such other address as either party may hereafter designate in writing to the other.

13. Entire Agreement. This Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Agreement may be amended pursuant to the Plan by written agreement signed by the Company and the Participant.

14. Construction. It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent.

15. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to conflict of law principles thereunder.

16. Severability. The provisions of this Agreement are severable and if any one of more provisions are determined to be invalid, illegal or otherwise unenforceable in any respect, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

17. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Performance Units and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

18. Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

PARTICIPANT	MICROFINANCIAL INCORPORATED

By:
Print Name	Print Name:
Address:	Title:

APPENDIX

PERFORMANCE GOALS AND METRICS

GOALS

RSUs will have a [        ]-year [cliff] vesting based on the Company achieving its [insert financial metric] target as described in the Goals section below.

Metric	Target
[insert description of financial metric]	$	[_____	]	[insert explanatory notes]

Vesting Calculations

[The Compensation and Benefits Committee will retain full discretion on the vesting of this award, so that any changes in business approach or acquisitions can be taken into consideration, but the Committee will look to the [metric] as the key determinant of the award’s vesting.]